Exhibit 7.01

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 30, 2007 by and between NEW YORK MORTGAGE TRUST, INC., a Maryland corporation (the “Company”) and EACH OF THE INVESTORS LISTED ON SCHEDULE I HERETO (each an “Investor” and collectively, the “Investors”).

RECITALS

WHEREAS, the Company desires to issue and sell to the Investors, and the Investors desire to purchase from the Company, in a private transaction that is exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D thereunder, up to 2,000,000 shares of Series A Cumulative Redeemable Convertible Preferred Stock of the Company, including up to 1,000,000 shares that may be purchased upon exercise by the Investor’s of an additional allotment option, on the terms and conditions set forth in this Agreement (the “Private Transaction”);

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Private Transaction, and also to prescribe various conditions to such transaction all as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS

The following defined terms used herein and not otherwise defined shall have the meaning set forth below:

2007 Proxy Statement shall mean the definitive proxy statement of the Company on Schedule 14A, as filed with the Commission on April 27, 2007.

2006 Form 10-K shall mean the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Commission on April 2, 2007

Advisory Agreement shall mean that certain advisory agreement by and between the Company and JMP Asset Management, LLC, dated as of the date hereof, substantially in the form attached hereto as Exhibit B.

Articles Supplementary shall have the meaning set forth in Section 7.1(e).

CERCLA shall have the meaning set forth in Section 4.25.

Charter shall mean the Articles of Amendment and Restatement of the Company, as amended.

Closing shall have the meaning set forth in Article 3 hereof.

Closing Date shall have the meaning set forth in Article 3 hereof.

Code shall mean the Internal Revenue Code of 1986, as amended.

Commission shall mean the Securities and Exchange Commission.

Common Stock shall mean the common stock of the Company, $0.01 par value per share.

Company Indemnitees shall have the meaning set forth in Section 9.14.

DTC shall mean The Depository Trust Company.

Environmental Laws shall have the meaning set forth in Section 4.25.

ERISA shall have the meaning set forth in Section 4.26.

Exchange Act shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission, thereunder, or any similar successor statute.

Exchange Act Documents shall mean all forms, reports and documents required to be filed by the Company with the Commission pursuant to the Exchange Act.

Exchange Act Regulations shall have the meaning set forth in Section 4.17.

FCPA shall have the meaning set forth in Section 4.31.

FINRA shall have the meaning set forth in Section 4.19.

First Quarter Form 10-Q shall mean the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2007, as filed with the Commission on May 15, 2007.

GAAP shall mean generally accepted accounting principles.

Incorporated Form 8-K shall mean each of the Company’s Current Reports on Form 8-K filed with the Commission on February 14, 2007, March 14, 2007, July 3, 2007, September 6, 2007 (excluding the information set forth under Items 7.01 and 9.01), September 12, 2007, October 1, 2007, October 4, 2007, October 9, 2007.

Initial Shares shall have the meaning set forth in Section 2.1.

Intangibles shall have the meaning set forth in Section 4.21.

Investment Company Act shall have the meaning set forth in Section 4.37.

Investor Indemnities shall have the meaning set forth in Section 9.14.

Investors’ Representative shall have the meaning set forth in Section 2.2.

Material Adverse Change or Material Adverse Effect shall mean any event, circumstance, change or effect that would reasonably be likely, individually or in the aggregate, to have a material adverse effect on the assets, business, operations, earnings, properties or condition (financial or otherwise), of the Company and its subsidiaries taken as a whole; provided, however, that none of the following shall be deemed to constitute or shall be taken into account in determining whether there has been a Material Adverse Effect: any event, circumstance, change or effect arising out of or attributable to (a) changes in the economy or financial markets, including, prevailing interest rates and market conditions, generally in the United States or that are the result of acts of war or terrorism, or (b) changes that are caused by factors generally affecting the industry in which the Company and its subsidiaries operate.

Money Laundering Laws shall have the meaning set forth in Section 4.32.

Notice of Exercise shall have the meaning set forth in Section 2.2.

OFAC shall have the meaning set forth in Section 4.33.

Option shall have the meaning set forth in Section 2.2.

Option Closing shall have the meaning set forth in Section 3.2.

Option Shares shall have the meaning set forth in Section 2.2.

Preferred Stock shall have the meaning set forth in Article 2.

Private Transaction shall have the meaning set forth in the recitals.

Registration Rights Agreement shall mean the agreement between the Company and each of the Investors, dated as of the date hereof, substantially in the form attached hereto as Exhibit D.

REIT shall have the meaning set forth in Section 4.39.

Rule 144 shall have the meaning set forth in Section 5.6.

Sarbanes-Oxley Act shall have the meaning set forth in Section 4.12.

Secondary Closing Date shall have the meaning set forth in Section 3.2.

Secondary Closing Time shall have the meaning set forth in Section 3.2.

Second Quarter Form 10-Q shall mean the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2007, as filed with the Commission on August 10, 2007.

Securities Act shall have the meaning set forth in the recitals.

Shares shall have the meaning set forth in Article 2.

Special Meeting shall have the meaning set forth in Section 6.1.

State Acts shall have the meaning set forth in Section 8.2.

Subsidiary shall have the meaning set forth in Section 4.1.

Third Quarter Form 10-Q shall mean the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2007, as filed with the Commission on November 14, 2007.

Transaction Documents shall mean collectively, this Agreement, the Advisory Agreement, the Registration Rights Agreement and the Articles Supplementary.

ARTICLE 2
AGREEMENT TO PURCHASE AND SELL STOCK

2.1. Initial Shares. Upon the basis of the warranties and representations and subject to the other terms and conditions set forth herein, the Company agrees to issue and sell to each Investor at the Closing, and each Investor agrees to purchase from the Company, severally and not jointly, at the Closing, the number of shares of the Company’s Series A Cumulative Redeemable Convertible preferred stock, $0.01 par value per share (the “Preferred Stock”), set forth opposite such Investor’s name on Schedule I at the purchase price per share of $20.00 (the “Initial Shares”).

2.2. Option Shares. Upon the basis of the warranties and representations and subject to the other terms and conditions set forth herein, the Company hereby grants to the Investors an option (the “Option”) to purchase from the Company up to an aggregate of 1,000,000 additional shares of the Preferred Stock at a purchase price per share of $20.00 (the “Option Shares” and, together with the Initial Shares, the “Shares”). The Option will expire at 5:00 p.m., New York City time on January 31, 2008. JMP Group, Inc. shall serve as the Investors’ representative (the “Investors’ Representative”) with respect to the Option. The Option may be exercised upon delivery by the Investors’ Representative to the Company of a written notice of exercise (a “Notice of Exercise”) setting forth (i) the number of Option Shares as to which the Investors or their assignees are then exercising the Option, (ii) the names and denominations to which certificates representing the Option Shares are to be delivered, and (iii) the time and date of payment for and delivery of such Option Shares. The time and date of delivery shall not be later than five (5) full business days nor earlier than two (2) full business day after the date of the Notice of Exercise, nor in any event prior to the Closing Time, unless otherwise agreed in writing by the Investors’ Representative and the Company. The Investors shall have the right to assign their rights under the Option to one or more of their Affiliates.

ARTICLE 3
PAYMENT AND DELIVERY; ClOSING

3.1. The purchase and sale of the Initial Shares (the “Closing”) shall take place at the offices of Hunton & Williams LLP (“Hunton & Williams”), 951 East Byrd Street, Richmond, Virginia 23219, at 9:30 a.m., Eastern Time on the earlier of (i) the date on which the Company consummates an unregistered private offering of not less than 16,500,000 shares of Common Stock, or (ii) the third business day after December 31, 2007, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, (i) the Company shall deliver to (x) each of the Investors a certificate representing the number of Shares set forth opposite the Investors name on Schedule I hereto, and (ii) each of the Investors shall deliver to the Company the purchase price set forth opposite the Investor’s name on Schedule I hereto.

3.2. The purchase and sale of any Option Shares (the “Option Closing”) shall take place at the offices of Hunton & Williams LLP, 951 East Byrd Street, Richmond, Virginia 23219. At the Secondary Closing Time (as defined herein), subject to the satisfaction or waiver of the closing conditions set forth herein, the Investors or their assignees shall pay to the Company the aggregate applicable purchase price for the Option Shares then purchased by the Investors or their assignees by wire transfer of immediately available funds against the Company’s delivery of the Option Shares. Such payment and delivery shall be made at 9:30 a.m., New York City time, on the date scheduled for the Option Closing (the “Secondary Closing Date”). The Option Shares shall be delivered in such names and in such denominations as the Investors’ Representative shall specify in the Notice of Exercise. The time at which payment by the Investors or their assignees for, and delivery by the Company of, any Option Shares are actually made is referred to herein as a “Secondary Closing Time”.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions and qualifications set forth herein, the Company hereby represents and warrants to the Investors as follows:

4.1. The Company has an authorized capitalization as set forth in the Exchange Act Documents; the outstanding shares of capital stock of the Company and of each subsidiary of the Company, each of which is identified in Exhibit A hereto (each, a “Subsidiary”) have been duly and validly authorized and issued and are fully paid and non-assessable and were issued in compliance with all applicable state and federal laws concerning the issuance of securities; except as otherwise disclosed in the Exchange Act Documents and except for options issued pursuant to the Company’s 2005 Stock Incentive Plan and 2004 Stock Incentive Plan, there are no outstanding (i) securities or obligations of the Company or any of the Subsidiaries convertible into or exchangeable for any capital stock of the Company or any such Subsidiary, (ii) warrants, rights or options to subscribe for or purchase from the Company or any such Subsidiary any such capital stock or any such convertible or exchangeable securities or obligations, or (iii) obligations of the Company or any such Subsidiary to issue any shares of capital stock, any such convertible or exchangeable securities or obligation, or any such warrants, rights or options. The Preferred Stock has been duly and validly authorized and when issued in accordance with the terms of this Agreement and upon payment therefor in the manner contemplated by this Agreement, will be fully paid and non-assessable and issued in compliance with all applicable state and federal laws concerning the issuance of securities. The Company shall, prior to issuance of any Preferred Stock hereunder, and from time to time as may be necessary, reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized Common Stock as shall from time to time be sufficient to effect the conversion of all Preferred Stock then outstanding into such Common Stock at any time (assuming that, at the time of the computation of such number of Common Stock, all such Preferred Stock would be held by a single holder). The Common Stock issuable upon conversion of the Preferred Stock, when issued in accordance with the terms of the Articles Supplementary, will be duly and validly issued, fully paid and non-assessable and free of restrictions on transfer, other than restrictions under applicable federal and state securities laws and the Charter. Based in part on the representations of the Investors in Article 5 of this Agreement, the Common Stock issuable upon conversion of the Preferred Stock pursuant to the Articles Supplementary will be issued in compliance with the Securities Act and all applicable federal and state securities laws.

4.2. Each of the Company and the Subsidiaries has been duly incorporated or formed and is validly existing as a corporation or limited liability company, as applicable, in good standing under the laws of its respective jurisdiction of incorporation or formation with full corporate power and authority to own its respective properties and to conduct its respective businesses as described in the Exchange Act Documents; the Company has full corporate power and authority to execute and deliver this Agreement and, upon receipt of Stockholder Approval, full corporate power and authority to consummate the transactions contemplated herein.

4.3. Each of the Company and the Subsidiaries is duly qualified and is in good standing as a foreign corporation or limited liability company, as the case may be, in each jurisdiction in which it is required to be so qualified, except where the failure to be so qualified would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect.

4.4. The Company and its Subsidiaries are in compliance in all material respects with all laws, rules, regulations, orders, decrees and judgments applicable to it, including those relating to transactions with affiliates, and have not received any notice of any material actual or proposed changes in existing federal, state, local or foreign laws, rules or regulations or any orders, decrees or judgments applicable to it.

4.5. Neither the Company nor any of its Subsidiaries is in breach of or in default under (nor has any event occurred which with notice, lapse of time, or both, would constitute a breach of, or default under), its respective organizational documents, or in the performance or observance of any material obligation, agreement, covenant or condition contained in any license, indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument to which the Company or the Subsidiaries are a party or by which any of them or their respective properties or assets may be bound or affected, except (i) as set forth in the Exchange Act Documents or (ii) where such breach or default would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect.

4.6. The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated herein, do not and will not (A) conflict with, or result in any breach of, or constitute a default under (nor constitute any event which with notice, lapse of time, or both, would constitute a breach of, or default under), (i) any provision of the organizational documents of the Company or its Subsidiaries, or (ii) any provision of any license, indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument to which the Company or its Subsidiaries is a party or by which any of them or their respective properties or assets may be bound or affected, or under any federal, state, local or foreign law, regulation or rule or any decree, judgment or order applicable to the Company or its Subsidiaries; or (B) result in the creation or imposition of any lien, charge, claim or encumbrance upon any property or asset of the Company or its Subsidiaries.

4.7. This Agreement has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and by general equitable principles, and except to the extent that the indemnification provisions of Section 9.14 hereof may be limited by federal or state securities laws and public policy considerations in respect thereof.

4.8. No approval, authorization, consent or order of or registration or filing with any federal, state or local court, governmental or regulatory commission, board, body, authority or agency is required in connection with the Company’s execution, delivery and performance of this Agreement or the consummation of the transactions contemplated herein, or the sale and delivery of the Shares, other than (A) such as have been obtained, or will have been obtained under the Exchange Act, (B) any necessary qualification under the securities or blue sky laws of any jurisdictions in which the Shares are being offered, (C) the rights provided in the Registration Rights Agreement or (D) such approvals, authorizations, consents, orders, registrations or filings, the absence of which would not reasonably be expected to have a Material Adverse Effect.

4.9. The Company and its Subsidiaries have obtained all licenses, authorizations, consents, accreditations, certifications and approvals and has made all material filings required under any federal, state or local law, regulation or rule, which authorizations, consents, accreditations, certifications, approvals and filings are required in order to conduct its business as currently conducted, except where the failure to have any such licenses, authorizations, consents, accreditations, certifications or approvals, to make any such filings or to obtain any such authorizations, consents, accreditations, certifications or approvals would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; neither the Company nor its Subsidiaries are in violation of, in default under, or has received any notice regarding a possible violation, default or revocation of, or proceeding relating to, any such license, authorization, consent, accreditation, certification or approval applicable to the Company or its Subsidiaries, the effect of which could reasonably be expected to result in a Material Adverse Change.

4.10. Except as set forth in the Exchange Act Documents or previously provided in writing by the Company to the Investors, there are no actions, suits, proceedings, inquiries or investigations pending or, to the knowledge of the Company, threatened against or affecting the Company or the Subsidiaries or any of their respective officers and directors or to which the properties, assets or rights of any such entity are subject, at law or in equity, before or by any federal, state, local or foreign governmental or regulatory commission, board, body, authority, arbitral panel or agency, that (i) could reasonably be expected to have a Material Adverse Effect on the performance of this Agreement or the transactions contemplated hereby, or (ii) could reasonably be expected to have a Material Adverse Effect.

4.11. As of their respective dates, the Exchange Act Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to the Exchange Act Documents and none of the Exchange Act Documents, at the time they were filed or are to be filed with the Commission, contained or will contain an untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.12. The financial statements, including the notes thereto, included in the Exchange Act Documents present fairly and accurately in all material respects the consolidated financial position of the Company as of the dates indicated and the consolidated results of operations and changes in financial position and cash flows of the Company for the periods specified; such financial statements have been prepared in conformity with generally accepted accounting principles as applied in the United States and on a consistent basis throughout the periods involved and in accordance with Regulation S-X promulgated by the Commission; the financial statement schedules included in the Exchange Act Documents and the amounts under Item 6 of the 2006 Form 10-K present the information purported to be shown therein fairly and accurately in all material respects and have been compiled on a basis consistent with the financial statements included in the Exchange Act Documents; the amounts in each of the 2006 Form 10-K and First Quarter Form 10-Q under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are accurately computed, fairly present the information purported to be shown therein and have been determined on a basis consistent with the financial statements included in the Exchange Act Documents.

4.13. The Common Stock is registered pursuant to Section 12(b) or Section 12(g) of the Exchange Act and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor, except as disclosed in the Exchange Act Documents, has the Company received any notification that the Commission is contemplating terminating such registration.

4.14. Deloitte & Touche LLP, whose reports on the consolidated financial statements of the Company are filed with the Commission as part of the 2006 Form 10-K are, and were during the periods covered by their reports, an independent registered public accounting firm with respect to the Company as required by the Sarbanes-Oxley Act of 2002, as amended and the rules and regulations of the Commission thereunder (together, the “Sarbanes-Oxley Act”).

4.15. Subsequent to the respective dates as of which information is given in the Exchange Act Documents, there has not been (A) any Material Adverse Change or any event or development including, but not limited to any loss or damage (whether or not insured) to the property of the Company or its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, whether or not arising in the ordinary course of business, (B) any transaction that is material to the Company and the Subsidiaries taken as a whole, entered into by the Company, or the Subsidiaries, (C) any liability or obligation, contingent or otherwise, directly or indirectly incurred by the Company or its Subsidiaries that is material to the Company and its Subsidiaries taken as a whole, or (D) any dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock or any repurchase or redemption by the Company of any class of capital stock.

4.16. There are no persons with registration or other similar rights to have any equity or debt securities, including securities which are convertible into or exchangeable for equity securities, registered by the Company under the Securities Act.

4.17. The Shares have been duly authorized and, when issued and duly delivered against payment therefor as contemplated by this Agreement, will be validly issued, fully paid and non-assessable, free and clear of any security interest, mortgage, pledge, lien, claim, restriction or encumbrance, and the issuance and sale of the Shares by the Company is not subject to preemptive or other similar rights arising by operation of law, under the organizational documents of the Company or under any agreement to which the Company or the Subsidiaries is a party or otherwise.

4.18. The Company has not taken, and will not take, directly or indirectly, any action which is designed to or which has constituted or which might reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

4.19. Neither the Company nor any of its affiliates (i) is required to register as a “broker” or “dealer” in accordance with the provisions of the Exchange Act, or the rules and regulations thereunder (the “Exchange Act Regulations”), or (ii) directly, or indirectly through one or more intermediaries, controls or has any other association with (within the meaning of Article I of the By-laws of the Financial Industry Regulatory Authority, or FINRA) any member firm of FINRA.

4.20. The form of certificate used to evidence the Preferred Stock complies in all material respects with all applicable statutory requirements and any applicable requirements of the organizational documents of the Company.

4.21. Each of the Company and the Subsidiaries have good title to all personal property owned by them, in each case free and clear of all liens, security interests, pledges, charges, encumbrances, mortgages and defects, except where the failure to have good title would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect.

4.22. All agreements between the Company or any of its Subsidiaries and third parties expressly referenced in the Exchange Act Documents are legal, valid and binding obligations of the Company or the Subsidiaries, as the case may be, enforceable in accordance with their respective terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles; to the knowledge of the Company, no other party to any such agreement is in material breach or default thereof or thereunder.

4.23. Each of the Company and its Subsidiaries owns or possesses adequate licenses or other rights to use all material patents, trademarks, service marks, trade names, copyrights, software and design licenses, trade secrets, other intangible property rights and know-how (collectively “Intangibles”) necessary to entitle it to conduct its business as described in the Exchange Act Documents, except where the failure to own or possess adequate licenses or other rights would not reasonably be expected to have a Material Adverse Effect, and neither the Company nor the Subsidiaries have received notice of infringement of or conflict with asserted rights of others with respect to any such Intangibles;

4.24. The Company has implemented controls and other procedures that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms and is accumulated and communicated to the Company’s management, including its co-chief executive officers and chief financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure; the Company makes and keeps books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; and the Company maintains a system of internal control over financial reporting sufficient to provide reasonable assurance that (i) transactions involving the Company or any of its Subsidiaries are executed in accordance with management’s general or specific authorizations; (ii) transactions involving the Company or any of its Subsidiaries are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles as applied in the United States and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.25. Each of the Company and the Subsidiaries has filed on a timely basis all material federal, state, local and foreign income and franchise tax returns required to be filed by it through the date hereof and has paid all material taxes shown as due thereon and any related material assessments, fines or penalties; no material tax deficiency has been asserted against any such entity nor does any such entity know of any such material tax deficiency which is likely to be asserted against any such entity; all material tax liabilities are provided for in the financial statements contained in the Exchange Act Documents.

4.26. Each of the Company and the Subsidiaries maintains insurance (issued by insurers of recognized financial responsibility) of the types and in the amounts generally deemed adequate for their respective businesses and consistent with insurance coverage maintained by similar companies in similar businesses, including, but not limited to, insurance covering real and personal property owned or leased by the Company or the Subsidiaries against theft, damage, destruction, acts of vandalism and all other risks customarily insured against, all of which insurance is in full force and effect.

4.27. Neither the Company nor any of its Subsidiaries is in violation in any material respect, or has received notice of any material violation with respect to, any applicable environmental, safety or similar law applicable to the business of the Company or any of its Subsidiaries; neither the Company nor any of its Subsidiaries has received any notice of, or has any knowledge of any occurrence or circumstance which, with notice or passage of time, or both, would give rise to a material claim against the Company or any of its Subsidiaries under or pursuant to any Environmental Law with respect to any properties currently or previously owned, leased or operated by the Company or any of its Subsidiaries or the assets of the Company or any of its Subsidiaries or arising out of the conduct of the business of the Company or any of its Subsidiaries; the Company and its Subsidiaries have received all material permits, licenses or other approvals required of them under applicable federal and state occupational safety and health and environmental laws and regulations to conduct their respective businesses, and each of the Company and its Subsidiaries is in compliance in all material respects with all terms and conditions of any such permit, license or approval applicable to it; for purposes of this Agreement, the term “Environmental Law” shall mean any federal, state or local environmental law, statute, ordinance, rule or regulation, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601-9675 (“CERCLA”), the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sections 5101-5127, the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901-6992k, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sections 11001-11050, the Toxic Substances Control Act, 15 U.S.C. Sections 2601-2692, the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136-136y, the Clean Air Act, 42 U.S.C. Sections 7401-7642, the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. Sections 1251-1387, the Safe Drinking Water Act, 42 U.S.C. Sections 300f-300j-26, and the Occupational Safety and Health Act, 29 U.S.C. Sections 651-678, and any analogous state laws, as any of the above may be amended from time to time and the regulations promulgated pursuant to each of the foregoing.

4.28. The Company, the Subsidiaries and each “employee benefit plan” as defined under the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”) established or maintained by the Company, the Subsidiaries or their ERISA Affiliates (as defined below) are in compliance in all material respects with all presently applicable provisions of ERISA; no “reportable event” (as defined in ERISA) has occurred or is reasonably expected to occur with respect to any such employee benefit plan; neither the Company nor its Subsidiaries has incurred or expects to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (ii) Section 412, 4971, 4975 or 4980(B) of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (“Code”); each “employee benefit plan” established or maintained by the Company, its Subsidiaries or any of their ERISA Affiliates that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, which would reasonably be expected to cause the loss of such qualification; and no “employee benefit plan” established or maintained by the Company, its Subsidiaries or any of their ERISA Affiliates, if such “employee benefit plan” were terminated, would have any material “amount of unfunded benefit liabilities” (as defined under ERISA); for purposes of this Agreement, the term “ERISA Affiliate” means, with respect to the Company and any of its Subsidiaries, any member of any group of organizations described in Sections 414(b), (c), (m) or (o) of the Code of which the Company or any of its Subsidiaries is a member.

4.29. Neither the Company nor any of the Subsidiaries nor, to the knowledge of the Company any officer, director, manager or director purporting to act on behalf of the Company or any of the Subsidiaries has at any time (i) made any contributions to any candidate for political office, or failed to disclose fully any such contributions, in violation of law, (ii) made any payment to any U.S. federal, state, local or foreign governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or allowed by applicable law and the Company’s Code of Business Conduct and Ethics, or (iii) engaged in any transactions, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Company and the Subsidiaries.

4.30. There is no transaction, arrangement or other relationship between the Company and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company pursuant to the Exchange Act that is not so disclosed or that otherwise would be reasonably expected to have a Material Adverse Effect.

4.31. Except as disclosed in the Exchange Act Documents, there are no outstanding loans or advances or guarantees of indebtedness by the Company or any of the Subsidiaries to or for the benefit of any of the officers, directors or managers of the Company or any of the Subsidiaries or any of the members of the families of any of them.

4.32. There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act, including Section 402 related to loans and Sections 302 and 906 related to certifications.

4.33. All securities issued by the Company or any of the Subsidiaries have been issued and sold in compliance with all applicable federal and state securities laws.

4.34. Neither the Company nor any of the Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company, its Subsidiaries, and to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith. “FCPA” means Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

4.35. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

4.36. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

4.37. Neither the Company nor any of its Subsidiaries has incurred any liability for any finder’s fees or similar payments in connection with the transactions herein contemplated.

4.38. No relationship, direct or indirect, exists between or among the Company or any of its Subsidiaries on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or any of its Subsidiaries on the other hand, which is required by the Exchange Act Regulations to be described in the 2006 Form 10-K and which is not so described.

4.39. Each director of the Company which is designated as an “Independent Director” in the Exchange Act Documents satisfies the requirements for independence under the Sarbanes-Oxley Act and the rules of the New York Stock Exchange.

4.40. Neither the Company nor any of its Subsidiaries is, or after giving effect to the offering and sale of the Shares and the receipt of proceeds therefrom will be, an “investment company” or an entity “controlled” by an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”); the Company will continue to conduct its business in a manner such that it will not be subject to registration as an “investment company” under the Investment Company Act.

4.41. Except as disclosed in the Exchange Act Documents, there are no existing or, to the knowledge of the Company, threatened labor disputes with the employees of the Company or any of its Subsidiaries.

4.42. To the Company’s knowledge, as of the date of this Agreement, there are no other known material expenses, liabilities or obligations (absolute, accrued, contingent or otherwise) to be incurred by the Company during the three month period ending December 31, 2007, except as incurred in the ordinary course of business consistent with past practice or as set forth on Schedule II hereto.

4.43. The Company elected to be taxed as a real estate investment trust (a “REIT”) under the Code commencing with its taxable year ended December 31, 2004; commencing with the Company’s taxable year ended December 31, 2004, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its current and proposed ownership and operations will allow the Company to continue to satisfy the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2007 and in the future.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF INVESTOR

Each of the Investors hereby represents and warrants as of the date hereof and as of the Closing to the Company that:

5.1. The Investor has full power and authority to enter into this Agreement and such agreement constitutes a valid and legally binding obligation, enforceable in accordance with its respective terms except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as may be limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

5.2. This Agreement is made with such Investor in reliance upon such Investor’s representation to the Company, which by such Investor’s execution of this Agreement such Investor hereby confirms, that the Shares to be received by such Investor will be acquired for investment for such Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Investor further represents that such Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Shares.

5.3. The Investor has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares. Such Investor further represents that it has had an opportunity to ask questions of and receive answers from the Company regarding the terms and conditions of the offering of Shares and the business, properties, prospects and financial condition of the Company.

5.4. The Investor understands that the purchase of the Shares involves substantial risk. The Investor: (i) has experience as an investor in securities and acknowledges that the Investor is able to fend for itself, can bear the economic risk of the Investor’s investment in the Shares and has such knowledge and experience in financial or business matters that the Investor is capable of evaluating the merits and risks of this investment in the Shares and protecting its own interests in connection with this investment and/or (ii) has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables the Investor to be aware of the character, business acumen and financial circumstances of such persons.

5.5. The Investor is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act. The Investor has received a copy of the Articles Supplementary and this Agreement and has read and understands the respective contents thereof. The Investor has had the opportunity to ask questions of the Company and has received answers to such questions from the Company. The Investor has carefully reviewed and evaluated these documents and understands the risks and other considerations relating to the investment.

5.6. The Investor understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under the Securities Act and applicable rules and regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances, unless and until the Shares are registered in accordance with the provisions of the Registration Rights Agreement. The Investor represents that it is familiar with Rule 144 promulgated under the Securities Act (“Rule 144”), as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

5.7. The Investor has not incurred any liability for any finder’s fees or similar payments in connection with the transactions herein contemplated.

5.8. The Investor is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

5.9. The Investor relied only on its own due diligence investigation of the Company in making its investment decision with respect to the Private Transaction. The foregoing, however, does not limit or modify the representations and warranties of the Company in Article 4 of this Agreement or the right of the Investors to rely on such representations and warranties.

5.10. The Investor acknowledges that it is not relying upon any person, firm or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Such Investor agrees that no other Investor nor the respective controlling persons, officers, directors, partners, agents, or employees of any Investor shall be liable to any other Investor for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the issuance and purchase of the Shares.

ARTICLE 6
OTHER AGREEMENTS OF THE PARTIES

6.1. Board of Director Resignations; Appointments.

The Company agrees that its Board of Directors and any appropriate committees thereof shall take all necessary action to (i) accept the resignations of Mary Dwyer Pembroke, Thomas W. White, and Jerome F. Sherman from the Board of Directors, (ii) accept the resignation of Steven B. Schnall as non-executive Chairman of the Board of Directors; provided, however, that Mr. Schnall shall remain a director of the Company after Closing, and (iii) appoint James J. Fowler and Steven Abreu as new members of the Company’s Board of Directors, with Mr. Fowler being appointed as the non-executive Chairman of the Board of Directors; provided, that Mr. Fowler shall resign as the non-executive Chairman of the Board of Directors (but shall not be required to resign as a director of the Company) in the event the Investors exercise the special redemption option set forth in Section 6(b) of the Articles Supplementary. The Company further agrees and acknowledges that the Investors shall have the right to appoint one additional “independent” director, as such term is defined in the Listed Company Manual of the Nasdaq Stock Market, to stand for election at the Company’s next annual meeting of stockholders and, that in connection therewith, one of the Company’s current independent directors who shall remain a director after the Closing will agree to not accept nomination for election as a director at the Company’s next annual meeting of stockholders.

6.2. Restrictions on Company Indebtedness.

For so long as more than fifty percent (50%) or the shares of the Preferred Stock issued at the Closing remain outstanding, the Company covenants and agrees that the Company and any of its Subsidiaries shall not incur any future indebtedness, other than indebtedness incurred pursuant to the issuance of senior notes in connection with Section 6(b) of the Articles Supplementary, unless the Board of Directors of the Company unanimously approves the incurrence of such indebtedness; provided, however, that future indebtedness incurred by the Company or its Subsidiaries in the ordinary course of its business in connection with the financing of its investment portfolio shall not require the approval of the Company’s Board of Directors.

6.3. Fiscal Year 2008 Director Compensation.

The Company agrees that its Board of Directors and any appropriate committees thereof shall take all necessary action to approve and adopt the compensation policy set forth on Schedule III hereto as the compensation to be paid to directors of the Company for their service on the Board of Directors and any committees thereof during the 2008 fiscal year. The Company further agrees that such compensation shall not be modified until January 1, 2009 without the unanimous consent of the Board of Directors.

6.4. Non-Ordinary Course Expense Statement.

The Company shall prepare, and its Board of Directors shall approve, an operating plan including staffing, compensation and corporate overhead reasonably satisfactory to the Investors. Such operating plan shall include reductions in operating costs, including employee compensation and board of director expenses.

6.5. Ownership Waivers.

To the extent the issuance and sale of Shares to each of the Investors would result in any Investor exceeding the Aggregate Stock Ownership Limit (as defined in Article VII of the Charter), upon receipt of a letter of representation from such Investor reasonably satisfactory to the Board of Directors, the Board of Directors will take all necessary action to waive the application of such Aggregate Stock Ownership Limit as it relates to such Investor’s ownership of the Shares; provided, however, that the Board of Directors shall not be required to comply with this Section 6.4 if such compliance would reasonably be expected to cause the Company to fail to qualify as a REIT.

6.6. Use of Proceeds.

The Company hereby covenants and agrees to use the proceeds from the Private Transaction to make investments primarily in mortgage securities guaranteed by U.S. Government sponsored entities, such as Fannie Mae, and other AAA-rated residential mortgages. In addition, proceeds from the Private Transaction allocated to certain subsidiaries of the Company shall be invested by JMP Asset Management in accordance with the Advisory Agreement.

ARTICLE 7
CONDITIONS TO CLOSING

7.1. The obligation of the Investors to close the transaction contemplated by this Agreement is subject to the satisfaction on or prior to the Closing and any Secondary Closing Time of the following conditions:

(a) The Company shall have executed this Agreement and delivered the same to the Investor.

(b) The Investors shall have received copies of all documents and information which it may have reasonably requested in connection with the purchase and sale of the Shares.

(c) The representations and warranties made by the Company in Article 4 hereof shall be true and correct as of the Closing Date and any Secondary Closing Date , and the Company shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Closing and any applicable Option Closing.

(d) The Company shall have delivered to the Investors a certificate of its (1) Vice-Chairman of the Board and Co-Chief Executive Officer and (2) President, Co-Chief Executive Officer and Chief Financial Officer, dated as of the Closing Date or any Secondary Closing Date , to the effect that:

(i)
the representations and warranties of the Company in this Agreement are true and correct, as if made on and as of the Closing Date or any Secondary Closing Date , and the Company has, in all material respects, complied with all the agreements and satisfied the all the conditions on its part to be performed or satisfied at or prior to the Closing Date any applicable Option Closing; and

(ii)
subsequent to the respective dates as of which information is given in the Exchange Act Documents, there has not been (1) any Material Adverse Change, (2) any transaction that is material to the Company and the Subsidiaries considered as one enterprise, except transactions entered into in the ordinary course of business, (3) any obligation, direct or contingent, that is material to the Company and the Subsidiaries considered as one enterprise, incurred by the Company or the Subsidiaries, except obligations incurred in the ordinary course of business, (4) any change in the capital stock or outstanding indebtedness of the Company or any Subsidiary that is material to the Company and the Subsidiaries considered as one enterprise, (5) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company or any Subsidiary, or (6) any loss or damage (whether or not insured) to the property of the Company or any Subsidiary which has been sustained or will have been sustained which has a Material Adverse Effect.

(e) The Company shall have executed and filed the Articles Supplementary Establishing and Fixing the Rights and Preferences of the Series A Cumulative Redeemable Convertible Preferred Stock substantially in the form attached hereto as Exhibit C (the “Articles Supplementary”) with the Department of Assessment and Taxation of the State of Maryland and delivered evidence of such filing to the Investors.

(f) The Company shall have executed each of the Advisory Agreement and Registration Rights Agreement and delivered each of the same to the Investors.

(g) The Company shall have caused its legal counsel to deliver to the Investors legal opinions reasonably satisfactory to the Investors substantially in the form attached hereto as Exhibits E and F, dated as of the Closing Date and any Secondary Closing Date.

(h) The Company shall have received the written resignations of (i) Mary Dwyer Pembroke, Thomas W. White, and Jerome F. Sherman from the Board of Directors, and (ii) the resignation of Steven B. Schnall as non-executive Chairman of the Board of Directors, and delivered evidence of the same to the Investors.

(i) The Amended and Restated Employment Agreements between the Company and each of David A. Akre and Steven R. Mumma, in the forms attached hereto as Exhibits H and I, respectively, shall have been executed by each of the parties and evidence of the same shall have been delivered to the Investors.

7.2. The obligation of the Company to close the transaction contemplated by this Agreement is subject to the satisfaction on or prior to the Closing and any Secondary Closing Time of the following conditions:

(a) Each of the Investors shall have executed this Agreement and the Investors shall have delivered the same to the Company;

(b) The representations and warranties made by the Investors shall be true and correct as of the Closing Date and any Secondary Closing Date , and the Investors shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Closing and any applicable Option Closing;

(c) The Investors shall have delivered to the Company a certificate signed by each of the Investors, dated as of the Closing Date or any Secondary Closing Date , to the effect that the representations and warranties of the Investors in this Agreement are true and correct, as if made on and as of the Closing Date or any Secondary Closing Date , and the Investors have complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date or any Secondary Closing Date ;

(d) Each of the Investors shall have executed an investor questionnaire in the form attached hereto as Exhibit G and delivered the same to the Company.

(e) Each of the Investors shall have delivered the purchase price as specified in Article 3.

(f) Each of the Investors shall have executed each of the Advisory Agreement and Registration Rights Agreement and delivered each of the same to the Company.

ARTICLE 8
COVENANTS OF THE PARTIES

8.1. Legends.

It is understood that the certificates evidencing the shares of the Preferred Stock will bear the legends set forth below:

(a) THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

(b) The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer. Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, (i) no Person may Beneficially or Constructively Own shares of the Corporation’s Common Stock in excess of nine and four-tenths percent (9.4%) in value or in number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of Common Stock of the Corporation unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own shares of Capital Stock of the Corporation in excess of nine and four-tenths percent (9.4%) in value of the aggregate of the outstanding shares of Capital Stock of the Corporation unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own shares of Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Internal Revenue Code of 1986, as amended (the “Code”); (iv) no Person may Transfer shares of Capital Stock that would result in the Capital Stock of the Corporation being beneficially owned by less than one hundred (100) Persons (determined without reference to any rules of attribution) and (v) no Disqualified Organization shall Beneficially Own any shares of Capital Stock, and no Person shall Transfer shares of Capital Stock to the extent that such Transfer would result in shares of Capital Stock being Beneficially Owned by a Disqualified Organization. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership are violated, the shares of Capital Stock represented hereby will be automatically transferred to a Trustee of a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may redeem shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its principal office.

(c) Any legend required by the laws of the State of Maryland or any other state securities laws.

The legend set forth in (a) above shall be removed by the Company from any certificate evidencing the Shares upon delivery to the Company of an opinion by counsel, reasonably satisfactory to the Company, that a registration statement under the Securities Act is at that time in effect with respect to the legended security or that such security can be freely transferred in a public sale without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which the Company issued the Shares.

8.2. Restrictions on Transfer; Registration Rights.

(a) Investor acknowledges that it is acquiring the Shares for its own account and for the purpose of investment and not with a view to any distribution or resale thereof within the meaning of the Securities Act, and any applicable state or other securities laws ("State Acts"). Investor further agrees that it will not sell, assign, transfer or otherwise dispose of any of the Shares in violation of the Securities Act or State Acts and acknowledges that, in taking unregistered shares of preferred stock, it must continue to bear economic risk in regard to its investment for an indefinite period of time because of the fact that the Shares have not been registered under the Securities Act or State Acts and further realizes that the Shares cannot be sold unless subsequently registered under the Securities Act and State Acts or an exemption from such registration is available. Investor further recognizes that the Company is not assuming any obligation to register such Shares except as expressly set forth herein. Investor also acknowledges that appropriate legends reflecting the status of the Shares under the Securities Act and State Acts may be placed on the face of the certificates for the Shares at the time of their transfer and delivery to the holder thereof. This Agreement is made with each of the Investors, subject to, and in reliance upon the Investors’ above representations.

(b) The Shares issued pursuant to this Agreement may not be transferred except in a transaction, which is in compliance with the Securities Act and State Acts. Except as provided hereafter, it shall be a condition to any such transfer that the Company shall be furnished with an opinion of counsel, which counsel and opinion shall be reasonably satisfactory to the Company, to the effect that the proposed transfer would be in compliance with the Securities Act and State Acts. Notwithstanding the foregoing, furnishing such opinion of counsel shall not be a condition to any transfer of the Shares to an affiliate of Investor, including for this purpose if such Investor is an investment company, any fund or account advised by such Investor’s investment adviser or any affiliate thereof.

ARTICLE 9
MISCELLANEOUS

9.1. Payment of Expenses.

The Company shall pay its own expenses in connection with the Private Transaction and the other transactions contemplated herein, including any advisory fees or commissions due to third parties, and upon completion of the Private Transaction, shall reimburse JMP Group Inc., or one of its designated affiliates, up to a maximum of $250,000 for its Private Transaction-related expenses, including reasonable travel expenses of its personnel, out-of-pocket expenses incurred by JMP Group Inc., or one of its designated affiliates, in connection with document production, third party data sources, and other direct expenses attributable to the Investors’ evaluation of the Private Transaction, and reasonable fees of one (1) external legal counsel.

9.2. Survival of Warranties.

The representation, warranties and covenants of the Company and the Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of one year after the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of any of the Investors, their counsel or the Company or its counsel, as the case may be.

9.3. Successors and Assigns.

The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that any of the Investors may assign its rights, but may not delegate its obligations, hereunder to a wholly-owned subsidiary. In no event will a sale by any of the Investors of all or substantially all of its capital stock or assets, or a merger, consolidation, share exchange or other business combination transaction involving any such Investor constitute an assignment for purposes of this Section 9.3.

9.4. Governing Law.

This Agreement shall be governed by and construed under the internal laws of the State of New York as applied to agreements among residents of such state entered into and to be performed entirely within such state, without reference to principles of conflict of laws or choice of laws.

9.5. Counterparts; Facsimile Signatures.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed to be original signatures.

9.6. Headings.

The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

9.7. Notices.

Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed, by a nationally recognized overnight courier service or by facsimile, as follows:

if to the Company, to:	New York Mortgage Trust, Inc. 1301 Avenue of the Americas, 7th Floor New York, New York 10019 Attention: President Fax: 212-655-6269

With a copy to:	Hunton & Williams LLP 951 East Byrd Street Richmond, Virginia 23219 Attention: Daniel M. LeBey, Esq. Fax: 804-788-8218

if to the Investors, to:	JMP Group, Inc. 600 Montgomery Street, 11th Floor San Francisco, CA 94108 Attention: Janet Tarkoff Fax: (415) 263-1336

With a copy to:	Kirkpatrick & Lockhart, Preston Gates Ellis LLP 1601 K Street, NW Washington, DC 20006 Attention: Phillip Kardis, Esq. Fax: 202-778-9100

or at such other address as the Investors or the Company may designate by giving ten (10) days advance written notice to the other parties.

9.8. Attorneys’ Fees.

If any action at law or in equity, proceeding or counterclaim is necessary to enforce or interpret the terms of this Agreement or to recover damages, costs and expenses in connection with any breach of the Agreement, the prevailing party shall be entitled to be reimbursed by the opposing party for all of the prevailing party’s reasonable attorneys’ fees, costs and other reasonable out-of-pocket expenses incurred in connection with such action, proceeding or counterclaim in addition to any other relief to which such party may be entitled.

9.9. Amendments and Waivers.

Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investors. Any amendment or waiver effected in accordance with this Section shall be binding upon each holder of any Common Stock at the time outstanding, each future holder of such securities, and the Company.

9.10. Termination.

In the event any of the conditions to a party’s obligations to close the transactions contemplated under this Agreement is not satisfied or waived, that party shall have the right to terminate this Agreement.

9.11. Severability.

If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

9.12. Entire Agreement.

This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties with respect to the subject matter hereof. The Exhibits hereto shall be deemed a part of this Agreement for all purposes.

9.13. Further Assurances.

From and after the date of this Agreement, upon the request of the Investors or the Company, the Company and the Investors shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

9.14. Indemnity.

The Company shall indemnify, defend and hold harmless each of the Investors and its agents, shareholders, partners, members, officers, directors, representatives and affiliates (each an “Investor Indemnitee” and collectively, the “Investor Indemnitees”) from and against any and all losses, damages, liabilities, claims and expenses, including reasonable attorneys’ fees, sustained by any Investor Indemnitee resulting from, arising out of, or connected with any material inaccuracy in, breach of, or non-fulfillment of any representation, warranty, covenant or agreement made by or other obligation of the Company contained in this Agreement (including the exhibits and schedules hereto) or in any document delivered in connection herewith.

Each Investor agrees, severally and not jointly, to indemnify, defend and hold harmless the Company and each of its agents, partners, members, officers, directors, representatives and affiliates (each a “Company Indemnitee” and collectively, the “Company Indemnitees”) from and against any and all actual damages sustained or incurred by any Company Indemnitee upon a finding by a court of competent jurisdiction in a final non-appealable judgment that the Investors have in fact breached its representations and warranties under Article 5 of this Agreement and that the Company Indemnitee has in fact been damaged as a direct result of such breach.

9.15. Press Release.

The parties hereto shall consult in good faith with each other as to the form and substance of any press releases or other public announcements (including investor presentations and related presentations or outlines prepared or used by the Company), including any related question and answer guidelines prepared or used by the Company, related to the transactions contemplated hereby and any filings with any governmental body or with any national securities exchange or interdealer quotation service with respect thereto prior to issuing any press release or other public announcement or making any filing. Nothing in this Agreement shall be deemed to prohibit any party from making any disclosure or filing that it determines, upon the advice of counsel, is required by applicable law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or to prohibit the Company from making disclosures in connection with other discussions, questions or comments in connection with investor relations matters the principal focus of which is not specifically related to the transactions contemplated hereby provided that such disclosures or comments are not designed to adversely affect the reputation or business of the Investors or any of their Affiliates.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:	NEW YORK MORTGAGE TRUST, INC.

/s/ David A. Akre
Name: David A. Akre Title: Co-Chief Executive Officer

INVESTORS:	JMP GROUP INC.

/s/ Joseph A. Jolson
Name: Joseph A. Jolson Title: Chief Executive Officer

JMP REALTY TRUST, INC.

/s/ Jim J. Fowler
Name: Jim J. Fowler Title: President

HARVEST OPPORTUNITY PARTNERS II, L.P.

/s/ Joseph A. Jolson
Name: Joseph A. Jolson Title: Portfolio Manager

HARVEST OPPORTUNITY PARTNERS OFFSHORE FUND, LTD.

/s/ Joseph A. Jolson
Name: Joseph A. Jolson Title: Portfolio Manager

HARVEST SMALL CAP PARTNERS, L.P.

/s/ Jeffrey B. Osher
Name: Jeffrey B. Osher Title: Portfolio Manager

HARVEST SMALL CAP PARTNERS OFFSHORE, LTD.

/s/ Jeffrey B. Osher
Name: Jeffrey B. Osher Title: Portfolio Manager

Schedule I

Investor	No. of Shares	Purchase Price
JMP Group, Inc.	250,000	$5,000,000
JMP Realty Trust, Inc.	500,000	$10,000,000
Harvest Opportunity Partners II, L.P.	194,693	$3,893,860
Harvest Opportunity Partners Offshore Fund, Ltd.	17,807	$356,140
Harvest Small Cap Partners, L.P.	33,850	$677,000
Harvest Small Cap Offshore, Ltd.	3,650	$73,000
Total	1,000,000	$20,000,000